Boise Cascade
1111 West Jefferson Street Ste 300 PO Box 50
Boise, ID 83728

News Release

Investor Relations Contact - Wayne Rancourt	Media Contact - John Sahlberg
208 384 6073	208 384 6451

For Immediate Release: August 16, 2016

Boise Cascade Company Prices Upsized Senior Notes Offering

BOISE, Idaho — Boise Cascade Company (Boise Cascade) (NYSE: BCC) has priced its offering of $350 million in aggregate principal amount of 5.625% senior notes due 2024 (the “New Notes”). The offering was upsized from the previously announced $300 million aggregate principal amount. The New Notes will be senior unsecured obligations of Boise Cascade and will be guaranteed by certain of its subsidiaries. The offering is expected to close on August 29, 2016, subject to customary conditions.
Boise Cascade intends to use the net proceeds of the offering to repurchase or redeem any and all of its outstanding 6.375% senior notes due 2020 (the “2020 Notes”), to pay fees and expenses related to the offering of the New Notes and incurred in connection with the repurchase or redemption of the 2020 Notes, and for general corporate purposes.
The New Notes and related guarantees are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The New Notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.
This press release is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful. Any offers of the New Notes will be made only by means of a private offering memorandum.

About Boise Cascade
Boise Cascade is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products.
Forward Looking Statements
This news release contains statements that are “forward looking” within the Private Securities Litigation Reform Act of 1995. These statements speak only as of the date of this press release. While they are based on the current expectations and beliefs of management, they are subject to a number of uncertainties and assumptions that could cause actual results to differ from the expectations expressed in this release. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Cautionary Statement Concerning Forward-Looking Statements,” “Factors That Affect Our Operating Results and Trends” and “Risk Factors” in the Company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, as applicable, and its other filings and submissions with the Securities and Exchange Commission, each of which are available free of charge on the SEC’s website at www.sec.gov.